EXHIBIT 7

Statement explaining how the ratio of earnings to fixed charges is calculated

Statement of computation of earnings to fixed charges

	Group
Year ended September, 30	2004	2003	2002	2001	2000
	$m	$m	$m	$m	$m
Australian GAAP
Earnings
Profit from ordinary activities before income tax expense	4,741	5,628	4,341	3,979	4,873
Add: Fixed charges	11,477	9,623	9,230	12,974	11,161

Total	16,218	15,251	13,571	16,953	16,034

Fixed charges
Interest expense	11,459	9,603	9,212	12,959	11,146
Rental expense (one third)	18	20	18	15	15

Total	11,477	9,623	9,230	12,974	11,161

Ratio of earnings to fixed charges	1.4	1.6	1.5	1.3	1.4

US GAAP
Earnings
Profit from ordinary activities before income tax expense per Australian GAAP	4,741	5,628	4,341	3,979	4,873
US GAAP adjustments	(1,940)	(2,359)	(594)	(1,945)	(190)
Total US profit before tax	2,801	3,269	3,747	2,034	4,683

Add: Fixed charges	11,477	9,623	9,230	12,974	11,161

Total	14,278	12,892	12,977	15,008	15,844

Fixed charges
Interest expense	11,459	9,603	9,212	12,959	11,146
Rental expense (one third)	18	20	18	15	15

Total	11,477	9,623	9,230	12,974	11,161

Ratio of earnings to fixed charges	1.2	1.3	1.4	1.2	1.4